CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                          MONTHLY REPORT - JANUARY 2011
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (543,054.528 units) at December 31, 2010     $  1,417,845,628
Additions of 0.000 units on January 31, 2011                                0
Redemptions of (4,481.056) units on January 31, 2011              (11,554,949)
Offering Costs                                                       (213,498)
Net Income (Loss) - January 2011                                  (17,298,536)
                                                             ----------------
Net Asset Value (538,573.472 units) at January 31, 2011      $  1,388,778,645
                                                             ================
Net Asset Value per Unit at January 31, 2011                 $       2,578.62
                                                             ================

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                 $      2,827,707
    Change in unrealized                                           10,723,607
  Gains (losses) on forward and options on forward contracts:
    Realized                                                       (1,735,726)
    Change in unrealized                                          (20,900,179)
  Net Investment income (loss)                                        358,200
                                                             ----------------
                                                                   (8,726,391)
                                                             ----------------
Expenses:
  Brokerage fee                                                     8,413,137
  Performance fee                                                           0
  Operating expenses                                                  159,008
                                                             ----------------
                                                                    8,572,145
                                                             ----------------
Net Income (Loss) - January 2011                             $    (17,298,536)
                                                             ================

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on January 31, 2011                 $       2,578.62

Net Asset Value per Unit on December 31, 2010                $       2,610.87

Unit Value Monthly Gain (Loss) %                                        (1.24)%

Fund 2011 calendar YTD Gain (Loss) %                                    (1.24)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Currencies and Fixed Income Losses Partially Offset by Gains in Equities and Commodities...

2011 started with global equities trending higher, fueled by improving U.S. labor market conditions, a "pro-business" move toward the center by President Obama, stronger corporate earnings and a general rotation from fixed income into stocks. The Fund's long equity positions made the sector the best performer for the month, in the face of such a rising global equity environment.

Commodity trading also produced gains for the month from the Fund's long positions in agricultural and energy contracts. Most energy contracts exploded to 24 month highs on strong global demand due to cold weather in the U.S. / U.K. and civil unrest in the Middle East. Cotton started 2011 up over 16% for the month on surging demand from the world's biggest consumer, China.

Currency trading on the month proved difficult as the Fund's short position in the U.S. Dollar generated losses as emerging market risk aversion was prompted by the Egyptian anti-government protests.

Additional losses were recorded in the fixed income markets from the Fund's long position in short-term European rates. The bond market was choppy during the first part of January until concerns were raised about Euro-zone inflation, causing a sell-off in short-term rates as market participants began pricing in future rate hikes.

As central bank activity and global uncertainty remains a dominant theme, maintaining diversification at all levels with a steady risk posture is at the core of the Fund's portfolio structure.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.